Exhibit 5.1
[Letterhead of Goodwin Procter LLP]
July 11, 2008
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Re: Securities Being Registered under Registration Statement on Form S-3
     Ladies and Gentlemen:
This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Medical Properties Trust, Inc., a Maryland corporation (the “Company”), of up to 6,632,964 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) to be sold from time to time by the selling stockholders listed under “Selling Stockholders” in the prospectus included in the Registration Statement, as updated by any related prospectus supplements thereto (collectively, the “Prospectus”). The Shares are issuable upon the exchange or redemption of the 9.25% Exchangeable Senior Notes due 2013 (the “Notes”) issued by MPT Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), pursuant to the terms of an Indenture, dated as of March 26, 2008 by and among the Operating Partnership, the Company and the Wilmington Trust Company, as trustee (the “Indenture”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
Based on the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company upon the exchange or redemption of the Notes in accordance with the terms of the Indenture and as described in the Registration Statement and Prospectus, will be legally issued, fully paid and nonassessable.
We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ GOODWIN PROCTER llp
GOODWIN PROCTER llp